EXHIBIT 21

SUBSIDIARIES OF NAUTILUS, INC.

Nautilus, Inc., a Washington corporation

Nautilus International Holdings, S.A., a Swiss corporation

Nautilus International, S.A., a Swiss corporation

Nautilus Switzerland, S.A., a Swiss corporation

Nautilus Fitness Deutschland GmbH, a German corporation

Nautilus Fitness UK Ltd., a United Kingdom corporation

Nautilus Fitness Italy S.r.l., an Italian corporation

Nautilus Fitness Canada, Inc., a Canadian corporation

Nautilus (Shanghai) Fitness Co., Ltd., a Chinese corporation

Nautilus Fitness Australia Pty Ltd., an Australian corporation